Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
October 27, 2015	President and
Chief Executive Officer

WVS FINANCIAL CORP. TO REPURCHASE

UP TO 100,800 SHARES OF COMMON STOCK

PITTSBURGH, PENNSYLVANIA—WVS Financial Corp. (NASDAQ:WVFC), the holding company for West View Savings Bank, announced today that the Company’s Board of Directors authorized the repurchase of up to 100,800 shares, or approximately five percent, of the Company’s outstanding common stock.

Repurchases are authorized to be made by the Company from time to time in open-market or private transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and may be reserved for issuance pursuant to the Company’s stock benefit plans.

David J. Bursic, President and Chief Executive Officer of the Company, stated: “The repurchase program reflects management’s belief that the current price of the Company’s common stock does not adequately reflect the Company’s long-term business and earnings prospects. The use of our cash must continue to be balanced with other internal and external investment opportunities while maximizing the use of existing assets and resources to generate stockholder value. The Company is fortunate to have the financial flexibility that allows it to demonstrate its commitment to and confidence in its future prospects.”

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank which conducts business in the North Hills suburbs of Pittsburgh, Pennsylvania.

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